EXHIBIT 10.39

November 26, 2007

William A. Roper, Jr.

Executive Employment Agreement

Dear Bill:

On behalf of VeriSign, Inc. (“VeriSign” or the “Company”), we are pleased to offer you this Executive Employment Agreement effective May 27, 2007 (the “Effective Date” or “Hire Date”) on the terms set forth below (this “Employment Agreement”).

1. Position. As of the Effective Date, you will serve as President and Chief Executive Officer until termination pursuant to Section 6. You will remain a member of VeriSign’s Board of Directors (the “Board”) for so long as you are VeriSign’s President and Chief Executive Officer and are elected to the Board by VeriSign’s stockholders. You will have overall responsibility for the management of VeriSign and report directly to the Board. You will be expected to devote your full working time and attention to the business of VeriSign, and you will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of VeriSign.

2. Base Salary. Your annual base salary will be $750,000 (less such payroll deductions and withholdings as are required by law); payable in bi-weekly installments in accordance with VeriSign’s normal payroll practices (your “Base Salary”). This annual Base Salary shall be prorated for 2007 based on your Hire Date. The Compensation Committee of the Board will review your Base Salary on an annual basis and may, in its sole discretion, increase such Base Salary upon evaluation of a variety of factors, including, but not limited to your performance and market practices.

3. Annual Performance Bonus. Your annual performance bonus (“Annual Performance Bonus”) will be determined by the Compensation Committee of the Board in accordance with the VeriSign Performance Plan, a cash bonus incentive plan. Your Annual Performance Bonus, if any, will be payable upon your attainment of one or more performance goals in accordance with the VeriSign Performance Plan. Your target Annual Performance Bonus will be 100% of your Base Salary. Your maximum Annual Performance Bonus will be no greater than 200% of your then-current Base Salary. This Annual Performance Bonus shall be prorated for 2007 based on your Hire Date. The Annual Performance Bonus (if any) is expected to be paid to you on or around March 15th of the year following the year in which you perform services with respect to such Annual Performance Bonus. The timing of payment of the Annual Performance Bonus is subject to change.

4. Equity Compensation.

a.	Sign-On Equity Awards.

i.	Sign-On Stock Option. In connection with the commencement of your employment, the Compensation Committee of the Board granted to you a non-qualified stock option to acquire 158,227 shares of VeriSign’s common stock (the “Sign-On Option”). The Sign-On Option was granted to you on August 7, 2007 at an exercise price of $29.63 per share. The Sign-On Option shall vest in equal installments on each quarterly anniversary of the date of grant of the Sign-On Option over the three years from the date of grant; provided that you remain continuously employed by VeriSign at all times during the relevant quarter. Notwithstanding the foregoing, if (i) your employment is terminated by VeriSign without “Cause” (as defined below) and (ii) you deliver to VeriSign a signed termination release agreement in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective, the vesting and exercisability of the then-unvested shares of your Sign-On Option shall accelerate in full. Your Sign-On Option and the issuance of the underlying VeriSign common stock will be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan (the “VeriSign 2006 Plan”) and your Sign-On Option Agreement attached hereto as Exhibit B and shall have a term of ten years.

ii.	Sign-On Restricted Stock Unit (RSU) Award. In connection with the commencement of your employment, the Compensation Committee of the Board granted to you restricted stock units to acquire 110,375 shares of VeriSign’s common stock (the “Sign-On RSU Award”). The Sign-On RSU Award was granted to you on August 7, 2007. The Sign-On RSU Award shall vest in equal installments on each quarterly anniversary of the date of grant of the Sign-On RSU Award over the three years from the date of grant; provided that you remain continuously employed by VeriSign at all times during the relevant quarter. Notwithstanding the foregoing, if (i) your employment is terminated by VeriSign without “Cause” (as defined below) and (ii) you deliver to VeriSign a signed Release and satisfy all conditions to make the Release effective, the vesting of the then-unvested shares of your Sign-On RSU Award shall accelerate in full. Your Sign-On RSU Award and the issuance of the underlying VeriSign common stock will be subject to the terms and conditions of the VeriSign 2006 Plan and your Sign-On RSU Award Agreement attached hereto as Exhibit C. VeriSign shall distribute the shares underlying the Sign-On RSU Award (less applicable deductions and withholdings) to you within 30 days following the date on which such Sign-On RSU Award vests.

b.	First-Year Equity Awards.

i.	First-Year Stock Option. The Compensation Committee of the Board granted to you a non-qualified stock option to acquire 210,970 shares of VeriSign’s common stock (the “First-Year Option”). The First-Year Option was granted to you on August 7, 2007 at an exercise price of $29.63 per share. The First-Year Option shall vest in equal installments on each quarterly anniversary of the date of grant of the First-Year Option over the three years from the date of grant; provided that you remain continuously employed by VeriSign at all times during the relevant quarter. Your First-Year Option and the issuance of the underlying VeriSign common stock will be subject to the terms and conditions of the VeriSign 2006 Plan and your First-Year Option Agreement attached hereto as Exhibit D and shall have a term of ten years.

ii.	First-Year RSU Award. The Compensation Committee of the Board granted to you restricted stock units to acquire 88,300 shares of VeriSign’s common stock (the “First-Year RSU Award”). The First-Year RSU Award was granted to you on August 7, 2007. The First-Year RSU Award shall vest as follows: (i) if the performance criteria specified in the First-Year RSU Award are achieved, the First-Year RSU Awards shall vest in full on the third anniversary of the date of grant of the First-Year RSU Award or (ii) if the performance criteria specified in the First-Year RSU Award are not achieved, 50% of the First-Year RSU Award shall vest on the fourth anniversary of the date of grant of the First-Year RSU Award and 50% of the First-Year RSU Award shall be forfeited; provided, however, that in each case the vesting is also subject to your remaining continuously employed by VeriSign on each vesting date. Your First-Year RSU Award and the issuance of the underlying VeriSign common stock will be subject to the terms and conditions of the VeriSign 2006 Plan and your First-Year Performance Based RSU Award Agreement attached hereto as Exhibit E. VeriSign shall distribute the shares underlying the First-Year RSU Award (less applicable deductions and withholdings) to you within 30 days following the date on which such First-Year RSU Award vests.

c.	Future Equity Awards. The Compensation Committee of the Board, in its sole discretion upon evaluation of your performance and other factors that it deems appropriate, shall consider granting to you additional annual equity awards (“Additional Equity Awards”). The Additional Equity Awards (if any) shall be granted under the VeriSign 2006 Plan or under such other then existing shareholder approved equity compensation plan. The Compensation Committee of the Board will determine the vesting schedule and other terms of any Additional Equity Awards on the date of grant.

5. Other Benefits. You will be eligible to receive all benefits that are offered to VeriSign senior executives, such as medical, dental and vision insurance coverage, subject of course to any eligibility requirements imposed by any third party insurance provider. You will be eligible for Paid Time Off (“PTO”) subject to VeriSign’s PTO policy. New employees currently receive 18 days of paid time off per year in addition to 11 paid holidays per year. VeriSign’s benefits offerings and PTO policy are subject to change.

6. Employment and Termination. Your employment with VeriSign will be at-will and may be terminated by you or by the Board (with or without “Cause” (as defined below)) at any time for any reason as follows:

a.	You may terminate your employment upon written notice to the Board at any time in your discretion;

b.	VeriSign may terminate your employment upon written notice to you at any time following a determination by the Board that there is “Cause,” as defined below, for such termination;

c.	VeriSign may terminate your employment upon written notice to you at any time without Cause for such termination; or

d.	Your employment will automatically terminate upon your death or upon your disability as determined by the Board; provided that “disability” shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any twelve-month period.

For purposes of this Employment Agreement, “Cause” means (i) your willful and continued failure to substantially perform your duties after written notice providing you with ninety (90) days from the date of your receipt of such notice in which to cure; (ii) conviction of (or plea of guilty or no contest to) you for a felony involving moral turpitude; (iii) your willful misconduct or gross negligence resulting in material harm to the Company; or (iv) your willful violation of the Company’s policies resulting in material harm to the Company.

7. Change of Control. The terms and conditions of the Change of Control and Retention Agreement For Chief Executive Officer entered into by you and VeriSign effective as of August 24, 2007 (the “Change of Control Agreement”) shall apply in lieu of other provisions in this Employment Agreement if a Change-in-Control (as defined in the Change of Control Agreement) occurs.

8. Indemnification. You shall receive indemnification against certain liabilities you may incur as an officer or director of VeriSign pursuant to the Indemnity Agreement entered into by you and VeriSign on August 22, 2007.

9. Confidentiality & Assignment of Inventions. You and the Company shall enter into the standard form of Assignment of Inventions, Non-Disclosure & Nonsolicitation Agreement attached hereto as Exhibit F.

10. Company Policies. You agree to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment, including, but not limited to, the VeriSign Code of Ethics & Business Conduct and the VeriSign Securities Trading Policy.

11. Miscellaneous.

a.	Absence of Conflicts. You represent that as of the Effective Date your performance of your duties under this Employment Agreement will not breach any other agreement as to which you are a party.

b.	Successors. This Employment Agreement is binding on and may be enforced by VeriSign and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to VeriSign of substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of VeriSign’s obligations under this Employment Agreement.

c.	Notices. For purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by mail or courier with appropriate evidence of mailing or delivery to the courier.

if to the Company:	VeriSign, Inc.
487 East Middlefield Road
Mountain View, CA 94043
Attn: General Counsel

if to you:	William A. Roper, Jr.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

d.	Amendment; Waiver. No provision of this Employment Agreement will be modified or waived except in writing signed by you and an officer of VeriSign duly authorized by its Board. No waiver by either party of any breach of this Employment Agreement by the other party will be considered a waiver of any other breach of this Employment Agreement.

e.	Entire Agreement. This Employment Agreement and the Change of Control Agreement represent the entire agreement between us concerning the subject matter of your employment by VeriSign.

f.	Governing Law. This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions. Any claim, dispute or controversy arising out of this Employment Agreement, the interpretation, validity or enforceability of this Employment Agreement or the alleged breach thereof shall be subject to the exclusive jurisdiction of the state and federal courts in Santa Clara County California.

g.	Withholding Taxes; Section 409A. All payments made under this Employment Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. Notwithstanding any provision to the contrary, to the extent (i) any payments to which you become entitled under this Employment Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; (ii) the date of your disability (as defined in the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

Bill, we are very pleased to extend this Employment Agreement to you. Please indicate your acceptance of the terms of this Employment Agreement by signing in the place indicated below.

Very truly yours,

/s/ D. James Bidzos
D. James Bidzos Chairman of the Board of Directors of VeriSign Inc.

Accepted and Agreed:

/s/ William A. Roper, Jr.
William A. Roper, Jr.

Date: December 3, 2007

EXHIBIT A

TERMINATION RELEASE AGREEMENT

As required by the Employment Agreement, dated            , 2007, between you and VeriSign, Inc., a Delaware corporation (the “Employment Agreement”) to which this Termination Release Agreement (the “Agreement”) is attached as Exhibit A, this Agreement sets forth below your waiver and release of claims in favor of VeriSign, Inc., and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”) in exchange for the consideration provided for under the terms of the Employment Agreement.

1.	General Release and Waiver of Claims.

(a)	The payments set forth in the Employment Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

(b)	To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company through the Effective Date of this Agreement (as defined in Section 11), including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of this General Release and Waiver of Claims.

(i)	Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (WARN) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

(ii)	Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (OWBPA) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

(iii)	Releasees and you do not intend to release claims which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law). To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth below.

2.	Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

3.	Covenant Not to Sue.

(a)	To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 1 and 2 above.

(b)	You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

(c)	Nothing herein prohibits you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency although you hereby waive any right you may have to recover any damages or other compensation arising from any such charge or complaint.

4.	Review of Agreement. You may take up to twenty-one (21) days from the date you receive this Agreement, to consider whether to sign this Agreement. By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original of this Agreement, properly signed by you, to the Company, Attention: General Counsel, and after expiration of the revocation period without revocation by you.

5.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by providing a written notice of revocation to Attention: General Counsel at 487 E. Middlefield Road, Mountain View, CA 94043 any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

6.	Entire Agreement. This Agreement and the Employment Agreement are the entire agreement between you and the Company with respect to the subject matter herein and supersede all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

7.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

8.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be subject the exclusive jurisdiction of the state and federal courts in Santa Clara County California.

9.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, if a court, arbitrator or agency concludes that any claim under paragraph 1 above may not be released as a matter of law, the General Release in paragraph 1 and the Waiver Of Unknown Claims in paragraph 2 shall otherwise remain effective as to any and all other claims.

10.	Effective Date. The effective date of this Agreement shall be the eighth day following the date this Agreement was signed, without having been revoked within seven (7) days thereafter, by you.

PLEASE SIGN THIS AGREEMENT NO EARLIER THAN YOUR FINAL DAY OF EMPLOYMENT (“TERMINATION DATE”) AND RETURN IT TO ATTENTION OF THE GENERAL COUNSEL AT THE COMPANY.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A

RELEASE OF KNOWN AND UNKNOWN CLAIMS.

REVIEWED, UNDERSTOOD AND AGREED:

Date:
Name

DO NOT SIGN PRIOR TO THE TERMINATION DATE

EXHIBIT B

SIGN-ON OPTION AGREEMENT

VERISIGN, INC.

2006 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth below (the “Date of Grant”) by and between VeriSign, Inc., a Delaware corporation (the “Company”), and the Optionee named below (“Optionee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2006 Equity Incentive Plan (the “Plan”).

Optionee:	William A. Roper, Jr.

Total Option Shares:	158,227

Exercise Price Per Share:	$29.63

Date of Grant:	August 7, 2007

First Vesting Date:	First quarterly anniversary of the Date of Grant (11/7/07)

Expiration Date:	August 7, 2017

(unless earlier terminated under Section 3 hereof)

Type of Stock Option:	Nonqualified Stock Option (“NQSO”)

1. Grant of Option. The Company hereby grants to Optionee a nonqualified stock option (this “Option”) to purchase up to the total number of shares of Common Stock of the Company set forth above as Total Option Shares (collectively, the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan.

2. Vesting; Exercise Period.

2.1 Vesting of Shares. This Option shall be exercisable as it vests. Subject to the terms and conditions of the Plan and this Agreement, this Option shall vest and become exercisable as to portions of the Shares as follows: (a) this Option shall not be exercisable with respect to any of the Shares until the First Vesting Date set forth above; (b) if Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company, then on the First Vesting Date, this Option shall become exercisable as to 8.33% of the Shares; and (c) thereafter this Option shall become exercisable as to an additional 8.33% of the Shares on each quarterly anniversary of the First Vesting Date, provided that Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company, at all times during the relevant quarter. This Option shall cease to vest upon Optionee’s Termination and Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the “Total Option Shares.”

2.2 Vesting of Options. Shares that are vested pursuant to the schedule set forth in Section 2.1 hereof are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in Section 2.1 hereof are “Unvested Shares.”

2.3 Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3 hereof.

3. Termination.

3.1 Termination for Any Reason Except Death, Disability or Cause. If Optionee is Terminated for any reason except Optionee’s death, Disability or Cause, then this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date.

3.2 Termination Because of Death or Disability. If Optionee is Terminated because of death or Disability of Optionee (or the Optionee dies within three (3) months after Termination other than for Cause or because of Disability), then this Option, to the extent that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee (or Optionee’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date. Any exercise after three (3) months after the Termination Date when the Termination is for any reason other than Optionee’s death or disability, within the meaning of Code Section 22(e)(3), shall be deemed to be the exercise of a nonqualified stock option.

3.3 Termination for Cause. If Optionee is Terminated for Cause, this Option will expire on the Optionee’s date of Termination.

3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.

4. Manner of Exercise.

4.1 Stock Option Exercise. To exercise this Option, Optionee (or in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be) must activate her/his E*Trade VeriSign Employee Stock Plan account (“E*Trade”) at https://us.etrade.com/e/t/user/loginsp. Once the E*Trade VeriSign Employee Stock Plan account has been activated, the exercise(s) can be executed on-line with E*Trade (the “Online Exercise Agreement”) or by following such other procedures as may be approved by the Company from time to time. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise.

4.3 Payment. The Online Exercise Agreement (or other forms approved by the Company) shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

(a)	by cancellation of indebtedness of the Company to the Optionee;

(b)	by surrender of shares of the Company’s Common Stock that either: (1) have been owned by Optionee for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Optionee in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

(c)	by waiver of compensation due or accrued to Optionee for services rendered to the Company;

(d)	provided that a public market for the Company’s Common Stock exists: (1) through a “same day sale” commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a “margin” commitment from Optionee and an NASD Dealer whereby Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(e)	by any combination of the foregoing.

4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

4.5 Issuance of Shares. Provided that the exercise and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares to Optionee’s E*Trade VeriSign Employee Stock Plan account, Optionee’s authorized assignee, or Optionee’s legal representative or shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5. Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

6. Nontransferability of Option. This Option may not be transferred in any manner other than under the terms and conditions of the Plan or by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

7. Tax Consequences. Set forth below is a brief summary as of the date the Board adopted the Plan of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

7.1 Exercise of Nonqualified Stock Option. There may be a regular federal income tax liability upon the exercise of this Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The Company may be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

7.2 Disposition of Shares. The sale of any shares received pursuant to the exercise of the NQSO is generally treated as capital gain or loss. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an NQSO, any gain or loss realized on disposition of the Shares will be treated as long-term capital gain or loss.

8. Privileges of Stock Ownership. Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.

9. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

10. Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan and the exercise process constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

11. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing (including email) and addressed to Participant at the participant’s Company email address, the address of record or to such other address as Participant may designate in writing from time to time to the Company or may be posted on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), (iii) one (1) business day after transmission by fax or telecopier, (iv) upon receipt if sent by the Company to the Participant’s email address at the Company, or (v) upon posting on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s heirs, executors, administrators, legal representatives, successors and assigns.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

14. Acceptance. Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the Plan and this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company recommends that Optionee should consult a tax advisor prior to such exercise or disposition.

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of                    , 20    .

Optionee

William A. Roper, Jr.

VeriSign, Inc.

By:
Print Name:
Title:

EXHIBIT C

SIGN-ON RSU AWARD AGREEMENT

VERISIGN, INC.

2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

The Board of Directors of VeriSign, Inc. has approved a grant to you (the “Participant” named below) Restricted Stock Units (“RSUs”) pursuant to the VeriSign, Inc. 2006 Equity Incentive Plan (the “Plan”), as described below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Participant:	William A. Roper, Jr.
Number of RSUs:	110,375
Date of Grant:	August 7, 2007

First Vesting Date:	First quarterly anniversary of the Date of Grant (November 7, 2007)

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date.

Vesting Schedule:	The RSUs will vest as follows:

Date	Percent of RSU Grant to Vest
November 7, 2007	8.33%
February 7, 2008	8.33%
May 7, 2008	8.33%
August 7, 2008	8.33%
November 7, 2008	8.33%
February 7, 2009	8.33%
May 7, 2009	8.33%
August 7, 2009	8.33%
November 7, 2009	8.33%
February 7, 2010	8.33%
May 7, 2010	8.33%
August 7, 2010	8.33%

1. Settlement. Settlement of vested RSUs shall be made within 30 days following the applicable date of vesting under the above vesting schedule (provided that if at the time of settlement Participant is a “specified employee” of the Company under Section 409A, and settlement would be treated as a payment made on separation of service, then if required to avoid the taxes imposed by Section 409A settlement shall be delayed by six (6) months or such other period of time as is then required to avoid such taxes). Settlement of vested RSUs shall be in Shares or cash (or some combination thereof), as determined by the Committee in its discretion at the time of payment. The Participant shall pay to the Company the aggregate par value of the Shares issued prior to their issuance (par value being $0.001 per Share) with such payment deemed to have been made for each Share, by Participant’s services from the Date of Grant to the first applicable vesting date. Participant agrees that, if necessary due to applicable law, Participant shall pay to the Company each affected Share’s par value by making appropriate payroll deductions from funds due the Participant.

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, the Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to vote such Shares, subject to the terms, conditions and restrictions described in the Plan and herein.

3. Dividend Equivalents. Any dividends paid in cash on Shares of the Company shall be credited to the Participant as additional RSUs as if the RSUs previously held by the Participant were outstanding Shares (in such number as determined by the Committee), as follows: such credit shall be made in whole and/or fractional RSUs and shall be based on the Fair Market Value of the Shares on the date of payment of such dividend. All such additional RSUs shall be subject to the same vesting requirements applicable to the RSUs in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested RSUs to which they are related.

4. No Transfer. The RSUs and any interest therein: (i) shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, and (ii) shall, if the Participant’s continuous employment with the Company or any of its affiliates shall terminate for any reason (except as otherwise provided in the Plan or herein), be forfeited to the Company forthwith, and all the rights of the Participant to such RSUs shall immediately terminate.

5. Termination. In the event of Termination by the Company or the Participant, the Committee shall settle, in Shares, the value of any vested RSUs (based on the then Fair Market Value of Shares deemed allocated to such vested RSUs on the date of such Termination) as soon as practicable thereafter. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

6. Acknowledgement. The Company and the Participant agree that the RSUs are granted under and governed by this Restricted Stock Unit Agreement and by the provisions of the Plan (incorporated herein by reference). The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan.

7. Tax Consequences. The Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith and that the Company recommends that Participant should consult a tax adviser prior to such settlement or disposition. In particular, Participant must make arrangements, satisfactory to the Company, for satisfaction of any applicable foreign, federal, state or local income tax withholding requirements or social security requirements related to the grant of the RSUs or Participant’s receipt of Shares in settlement thereof, including, in either case, any dividend paid in respect thereof. In the event settlement of the RSUs is made in Shares, Participant shall pay the minimum statutory withholding tax obligation by withholding a certain number of Shares otherwise deliverable from the total number of Shares deliverable to the Participant upon settlement in accordance with rules and procedures established by the Committee. The Committee may require, in its discretion, that some portion of vested Shares be retained by (or returned to) the Company to satisfy such withholding requirements. In the absence of such arrangements Participant hereby authorizes the Company to withhold the required minimum amount from Participant’s other sources of compensation from the Company or any Parent or Subsidiary.

8. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

9. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

10. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

11. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing (including email) and addressed to Participant at the participant’s Company email address, the address of record or to such other address as Participant may designate in writing from time to time to the Company or may be posted on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), (iii) one (1) business day after transmission by fax or telecopier, (iv) upon receipt if sent by the Company to the Participant’s email address at the Company, or (v) upon posting on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com.

12. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

13. Headings. The captions and headings of this Agreement are included for ease of reference only and are to be disregarded in interpreting or construing this Agreement.

14. Entire Agreement. The Plan and this Restricted Stock Unit Agreement for these RSUs constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of                    , 20    .

Participant

William A. Roper, Jr.

VeriSign, Inc.

By:
Print Name:
Title:

EXHIBIT D

FIRST YEAR OPTION AGREEMENT

VERISIGN, INC.

2006 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth below (the “Date of Grant”) by and between VeriSign, Inc., a Delaware corporation (the “Company”), and the Optionee named below (“Optionee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2006 Equity Incentive Plan (the “Plan”).

Optionee:	William A. Roper, Jr.

Total Option Shares:	210,970

Exercise Price Per Share:	$29.63

Date of Grant:	August 7, 2007

First Vesting Date:	First quarterly anniversary of the Date of Grant (November 7, 2007)

Expiration Date:	August 7, 2017
(unless earlier terminated under Section 3 hereof)

Type of Stock Option:	Nonqualified Stock Option (“NQSO”)

1. Grant of Option. The Company hereby grants to Optionee a nonqualified stock option (this “Option”) to purchase up to the total number of shares of Common Stock of the Company set forth above as Total Option Shares (collectively, the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan.

2. Vesting; Exercise Period.

2.1 Vesting of Shares. This Option shall be exercisable as it vests. Subject to the terms and conditions of the Plan and this Agreement, this Option shall vest and become exercisable as to portions of the Shares as follows: (a) this Option shall not be exercisable with respect to any of the Shares until the First Vesting Date set forth above; (b) if Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company, then on the First Vesting Date, this Option shall become exercisable as to 8.33% of the Shares; and (c) thereafter this Option shall become exercisable as to an additional 8.33% of the Shares on each quarterly anniversary of the First Vesting Date, provided that Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company, at all times during the relevant quarter. This Option shall cease to vest upon Optionee’s Termination and Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the “Total Option Shares.”

2.2 Vesting of Options. Shares that are vested pursuant to the schedule set forth in Section 2.1 hereof are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in Section 2.1 hereof are “Unvested Shares.”

2.3 Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3 hereof.

3. Termination.

3.1 Termination for Any Reason Except Death, Disability or Cause. If Optionee is Terminated for any reason except Optionee’s death, Disability or Cause, then this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date.

3.2 Termination Because of Death or Disability. If Optionee is Terminated because of death or Disability of Optionee (or the Optionee dies within three (3) months after Termination other than for Cause or because of Disability), then this Option, to the extent that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee (or Optionee’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date. Any exercise after three (3) months after the Termination Date when the Termination is for any reason other than Optionee’s death or disability, within the meaning of Code Section 22(e)(3), shall be deemed to be the exercise of a nonqualified stock option.

3.3 Termination for Cause. If Optionee is Terminated for Cause, this Option will expire on the Optionee’s date of Termination.

3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.

4. Manner of Exercise.

4.1 Stock Option Exercise. To exercise this Option, Optionee (or in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be) must activate her/his E*Trade VeriSign Employee Stock Plan account (“E*Trade”) at https://us.etrade.com/e/t/user/login_sp. Once the E*Trade VeriSign Employee Stock Plan account has been activated, the exercise(s) can be executed on-line with E*Trade (the “Online Exercise Agreement”) or by following such other procedures as may be approved by the Company from time to time. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise.

4.3 Payment. The Online Exercise Agreement (or other forms approved by the Company) shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

(a)	by cancellation of indebtedness of the Company to the Optionee;

(b)	by surrender of shares of the Company’s Common Stock that either: (1) have been owned by Optionee for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Optionee in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

(c)	by waiver of compensation due or accrued to Optionee for services rendered to the Company;

(d)	provided that a public market for the Company’s Common Stock exists: (1) through a “same day sale” commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a “margin” commitment from Optionee and an NASD Dealer whereby Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(e)	by any combination of the foregoing.

4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

4.5 Issuance of Shares. Provided that the exercise and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares to Optionee’s E*Trade VeriSign Employee Stock Plan account, Optionee’s authorized assignee, or Optionee’s legal representative or shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5. Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

6. Nontransferability of Option. This Option may not be transferred in any manner other than under the terms and conditions of the Plan or by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

7. Tax Consequences. Set forth below is a brief summary as of the date the Board adopted the Plan of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

7.1 Exercise of Nonqualified Stock Option. There may be a regular federal income tax liability upon the exercise of this Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates)

equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The Company may be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

7.2 Disposition of Shares. The sale of any shares received pursuant to the exercise of the NQSO is generally treated as capital gain or loss. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an NQSO, any gain or loss realized on disposition of the Shares will be treated as long-term capital gain or loss.

8. Privileges of Stock Ownership. Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.

9. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

10. Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan and the exercise process constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

11. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing (including email) and addressed to Participant at the participant’s Company email address, the address of record or to such other address as Participant may designate in writing from time to time to the Company or may be posted on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), (iii) one (1) business day after transmission by fax or telecopier, (iv) upon receipt if sent by the Company to the Participant’s email address at the Company, or (v) upon posting on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s heirs, executors, administrators, legal representatives, successors and assigns.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

14. Acceptance. Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the Plan and this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company recommends that Optionee should consult a tax advisor prior to such exercise or disposition

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of _________________, 20    .

Optionee

William A. Roper, Jr.

VeriSign, Inc.

By:
Print Name:
Title:

EXHIBIT E

FIRST-YEAR RSU AWARD AGREEMENT

VERISIGN, INC.

2006 EQUITY INCENTIVE PLAN

PERFORMANCE BASED RESTRICTED STOCK UNIT AGREEMENT

The Board of Directors of VeriSign, Inc. has approved a grant to you (the “Participant” named below) of Restricted Stock Units (“RSUs”) pursuant to the VeriSign, Inc. 2006 Equity Incentive Plan (the “Plan”), as set forth in this RSU Agreement (“Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Participant:	William A. Roper, Jr.

Number of RSUs:	88,300

Date of Grant:	August 7, 2007

Expiration Date:	The date on which all RSUs granted hereunder have been either forfeited or settled.

1. Vesting Schedules. The RSUs will vest as determined under the following schedules. Except as provided below, the RSUs shall be forfeited upon Participant’s Termination Date.

(a) Performance-Based Vesting - One hundred percent (100%) of the RSUs shall vest on the third anniversary of the Date of Grant if all of the following criteria have been satisfied: (i) Participant’s Termination Date has not occurred prior to such third anniversary; and (ii) the Stock Price Target (defined below) has been attained at any time during the thirty-six (36) month period beginning on the Date of Grant; and (iii) if required to be deductible under Section 162(m) of the Code, certification of achievement of the Stock Price Target by the Committee. The Stock Price Target will be deemed to have been attained if during any sixty (60) consecutive trading days prior to the third anniversary of the Date of Grant the average closing price of the Company’s common stock equals or exceeds the Stock Price Target, as reported by the Nasdaq Global Select Market.

(b) Time-Based Vesting - If on the third anniversary of the Date of Grant the conditions for Performance-Based Vesting have not been satisfied, then fifty percent (50%) of the RSUs shall vest on the fourth anniversary of the Date of Grant if Participant’s Termination Date has not occurred prior to such fourth anniversary. The remaining fifty percent (50%) shall be forfeited on the third anniversary of the Date of Grant.

(c) Vesting if Termination is due to Death or Disability - If Participant’s Termination Date occurs prior to the third anniversary of the Date of Grant by reason of Participant’s death or “disability” (as defined in regulations promulgated under Section 409A of the Code), then: (i) if the Stock Price Target has been attained as of such Termination Date, a pro rata portion of the RSUs (calculated by multiplying the number of RSUs by a fraction, the numerator of which is the number of days from the Date of Grant to the Termination Date and the denominator of which is 1095), shall vest on such Termination Date; or (ii) if the Stock Price Target is attained after such Termination Date, but no later than the third anniversary of the Date of Grant above, then the pro rata portion of the RSUs (calculated consistent with subsection (i) above) shall vest on the date the Stock Price Target is attained.

(d) Vesting For Non-Section 16 Officers Following a Change-in-Control - If at the time of a Change-in-Control Participant is not an officer of the Company who is subject to Section 16 of the Exchange Act (a “Section 16 Officer”), and if this Agreement is not assumed by the Successor on terms and conditions identical to that of the original award, with the exception of the Stock Price Target, which will cease to apply, then one hundred percent (100%) (fifty percent (50%) if the Change-in-Control occurs after the third anniversary of the Date of Grant) of the RSUs shall vest immediately prior to consummation of the Change-in-Control.

If at the time of a Change-in-Control Participant is not a Section 16 Officer, then if this Agreement is assumed by the Successor on terms and conditions identical to that of the original award, with the exception of the Stock Price Target which shall cease to apply, then one hundred percent (100%) (fifty percent (50%) if the Change-in-Control occurs after the third anniversary of the Date of Grant) of the RSUs shall vest on the earlier to occur of (A) Participant’s Termination Date if Participant’s Termination Date falls within the twenty-four (24) months following the Change-in-Control and is due to an Involuntary Termination, or (B) the third anniversary of the Date of Grant (fourth anniversary of the Date of Grant if the Change-in-Control occurs after the third anniversary of the Date of Grant), provided that the Participant is still an employee of the Company on such anniversary date.

(e) Pro Rata Vesting if Termination is due to an Involuntary Termination of a Section 16 Officer - If on the Date of Grant, Participant is a Section 16 Officer, then if Participant’s Termination Date occurs prior to the third anniversary of the Date of Grant and is due to an Involuntary Termination or a resignation for Good Reason, then: (i) if the Stock Price Target has been met as of such Termination Date, a pro rata portion of the RSUs (calculated by multiplying the number of RSUs by a fraction, the numerator of which is the number of days from the Date of Grant to the Termination Date and the denominator of which is 1095) shall vest on such Termination Date; or (ii) if the Stock Price Target is met after such Termination Date, but no later than the third anniversary of the Date of Grant above, then the pro rata portion of the RSUs (calculated consistent with subsection (i) above) shall vest on the date the Stock Price Target is met. One hundred percent (100%) of the RSUs will be forfeited if the Stock Price Target is not met by the third anniversary of the Date of Grant.]

2. Definitions.

(a) “Change-in-Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes hereof, securities acquired directly from the Company), of securities of the Company representing at least thirty percent (30%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in the composition of the Board occurring within a twenty-four (24) month period, as a result of which fewer than a majority of the members of the Board are Incumbent Directors;

(iv) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(v) stockholder approval of the dissolution or liquidation of the Company.

(b) “Company” means VeriSign, Inc. or any Successor.

(c) “Cause” for purposes of this Agreement shall not have the definition provided in the Plan, but shall instead mean Participant’s: (i) willful and continued failure to substantially perform duties after written notice providing Participant ninety (90) days from the date of Participant’s receipt of such notice in which to cure; (ii) conviction of (or plea of guilty or no contest to) a felony involving moral turpitude; (iii) willful misconduct or gross negligence resulting in material harm to the Company; or (iv) willful violation of the Company’s policies resulting in material harm to the Company.

(d) “Director” shall mean a member of the Board.

(e) “Good Reason” means the occurrence of any of the following conditions, without Participant’s written consent: (i) a material and adverse change in the Participant’s authority, duties or responsibilities; (ii) a reduction in Participant’s base salary, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company; (iii) a reduction in Participant’s bonus opportunity of five percent (5%) or more, except for an across-the-board reduction applicable to all senior executives of the Company; (iv) a failure to provide Participant with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives of the Company; (v) a reduction of at least five percent (5%) in aggregate benefits Participant is entitled to receive under all employee benefit plans of the Company; or (vi) a requirement that Participant be based at any office location more than forty (40) miles from Participant’s primary office location if such relocation increases the Participant’s commute by more than ten (10) miles.

(f) “Incumbent Director” shall mean either (a) a person who is a Director on the Date of Grant, or (b) a Director who is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g) “Involuntary Termination” shall mean Termination initiated by the Company without Cause.

(h) “Stock Price Target” means the value obtained by annual compounding (at a rate of ten percent (10%) per annum for a period of three years) of the average closing price of a Share, as reported by the Nasdaq Global Select Market, for the sixty (60) consecutive trading days immediately preceding the Date of Grant. The Stock Price Target for the RSU grant covered by this Agreement is $39.78.

(i) “Successor” means any successor to the Company or assignee of substantially all of the Company’s business and/or assets whether or not as part of a Change-in-Control.

(j) “Termination Date” means the effective date of any termination of Participant’s employment with the Company or a Successor.

3. Settlement. Except as provided above, settlement of vested RSUs shall be made within sixty (60) days following the applicable date of vesting under the above vesting schedule. Notwithstanding any other provision to the contrary, to the extent (i) any payments to which Participant becomes entitled under this Agreement in connection with Participant’s Termination constitute deferred compensation subject to Section 409A of the Code, and (ii) Participant is deemed at the time of such Termination to be a “specified employee” under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Participant’s “separation from service” (as defined in regulations promulgated under Section 409A of the Code) with the Company; (ii) the date of Participant’s “disability” (as defined in regulations promulgated under Section 409A of the Code); or (iii) the date of Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional twenty percent (20%) tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision shall be paid to Participant or Participant’s beneficiary in one lump sum. Settlement of vested RSUs shall be in Shares or cash (or some combination thereof), as determined by the Committee in its discretion at the time of payment. The Participant shall pay to the Company the aggregate par value of the Shares issued prior to their issuance (par value being $0.001 per Share) with such payment deemed to have been made for each Share, by Participant’s services from the Date of Grant to the applicable vesting date. Participant agrees that, if necessary due to applicable law, Participant shall pay to the Company each affected Share’s par value by making appropriate payroll deductions from funds due the Participant.

4. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, the Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to vote such Shares, subject to the terms, conditions and restrictions described in the Plan and herein.

5. Dividend Equivalents. Any dividends paid in cash on Shares of the Company shall be credited to the Participant as additional RSUs as if the RSUs previously held by the Participant were outstanding Shares (in such number as determined by the Committee), as follows: such credit shall be made in whole and/or fractional RSUs and shall be based on the Fair Market Value of the Shares on the date of payment of such dividend. All such additional RSUs shall be subject to the same vesting requirements applicable to the RSUs in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested RSUs to which they are related.

6. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

7. Forfeiture. The RSUs and any interest therein shall, if the Participant’s continuous employment with the Company (including with any Successor) or any of its subsidiaries shall terminate for any reason, be forfeited to the Company forthwith and all rights of the Participant to such RSUs shall immediately terminate, except as otherwise provided in the Plan or in this Agreement.

8. Termination. In the event of Termination by the Company or the Participant, the Committee shall settle, in Shares, the value of any vested RSUs (based on the then Fair Market Value of Shares deemed allocated to such vested RSUs on the date of such Termination) as soon as practicable thereafter. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

9. Acknowledgement. The Company and the Participant agree that the RSUs are granted under and governed by this Agreement and by the provisions of the Plan (incorporated herein by reference). The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall govern.

10. Tax Consequences. The Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith and that the Company recommends that Participant should consult a tax adviser prior to such settlement or disposition. In particular, Participant must make arrangements, satisfactory to the Company, for satisfaction of any applicable foreign, federal, state or local income tax withholding requirements or social security requirements related to the grant of the RSUs or Participant’s receipt of Shares in settlement thereof, including, in either case, any dividend paid in respect thereof. In the event settlement of the RSUs is made in Shares, Participant shall pay the minimum statutory withholding tax obligation by withholding a certain number of Shares otherwise deliverable from the total number of Shares deliverable to the Participant upon settlement in accordance with rules and procedures established by the Committee. The Committee may require, in its discretion, that some portion of vested Shares be retained by (or returned to) the Company to satisfy such withholding requirements. In the absence of such arrangements Participant hereby authorizes the Company to withhold the required minimum amount from Participant’s other sources of compensation from the Company or any Parent or Subsidiary.

11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

14. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing (including email) and addressed to Participant at the participant’s Company email address, the address of record or to such other address as Participant may designate in writing from time to time to the Company or may be posted on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), (iii) one (1) business day after transmission by fax or telecopier, (iv) upon receipt if sent by the Company to the Participant’s email address at the Company, or (v) upon posting on the Participant’s E*Trade VeriSign employee stock plan account at www.etrade.com.

15. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

16. Headings. The captions and headings of this Agreement are included for ease of reference only and are to be disregarded in interpreting or construing this Agreement.

17. Entire Agreement. The Plan and this Agreement for these RSUs constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

[Remainder of page intentionally left blank.]

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of _________________, 20__. Participant

William A. Roper, Jr.

VeriSign, Inc.

By:
Print Name:
Title:

[Performance Based Restricted Stock Unit Agreement Signature Page]

EXHIBIT F

ASSIGNMENT OF INVENTION,

NONDISCLOSURE AND NONSOLICITATION AGREEMENT

IN CONSIDERATION OF the value of my employment and/or continued employment with VeriSign, Inc. (hereinafter referred to collectively with its subsidiaries and affiliated entities as “VERISIGN”), the unique training and experience afforded to me at VERISIGN’s expense, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VERISIGN and I agree to this ASSIGNMENT OF INVENTION, NONDISCLOSURE AND NONSOLICITATION AGREEMENT (“Agreement”) as follows:

1.	PROPRIETARY INFORMATION OF VERISIGN IS NOT TO BE DISCLOSED.

(a)	I agree that all information, whether or not in writing, of a private, secret or confidential nature concerning VERISIGN’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of VERISIGN. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, algorithms, devices, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of VERISIGN.

(b)	I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which shall come into my custody or possession, shall be and are the exclusive property of VERISIGN to be used by me only in the performance of my duties for VERISIGN and shall not be removed from VERISIGN’s premises under any circumstances without prior written authorization. All such materials or copies thereof and all tangible property of VERISIGN in my custody or possession shall be delivered to VERISIGN, upon the earlier of (i) a request by VERISIGN or (ii) termination of my employment. After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.

(c)

I recognize, acknowledge and agree that during my employment and following the termination of that employment, whether voluntary or involuntary, whether with or without cause, and whether with or without notice, I will not, on my own behalf or as a partner, officer, director, employee, agent, administrator, teacher, trainer, advisor or consultant of any other person or entity, directly or indirectly, disclose Proprietary Information to any person or entity other than agents of VERISIGN, and I will not use or aid others in obtaining or using any such Proprietary Information without the express written permission of the Chief Executive Officer of VERISIGN or his/her designee. I agree that my obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and my obligation to return all materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of VERISIGN or suppliers to VERISIGN or other third parties who may have disclosed or entrusted the same to VERISIGN or to me.

(d)	The obligations of this Section 1 will survive the termination of my employment unless and until such Proprietary Information becomes public knowledge and becomes matter in the public domain through no act or omission by me.

2.	INVENTIONS AND DEVELOPMENTS ARE PROPERTY OF VERISIGN.

(a)	If I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, method, process, software program, work of authorship, documentation, formula, algorithm, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (herein called “Developments”) at any time or times during my employment (whether during or after business hours and whether on or off VERISIGN’s premises) or thereafter, which Developments are developed or made from knowledge gained from such employment that (i) relates to the business of VERISIGN or any customer of or supplier to VERISIGN in connection with such customer’s or supplier’s activities with VERISIGN or any of the products or services being developed, manufactured or sold by VERISIGN or which may be used in relation therewith, (ii) results from tasks assigned to me by VERISIGN or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by VERISIGN, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of VERISIGN and its assigns, as works made for hire to the extent permitted by law, or otherwise, and I shall promptly disclose to VERISIGN (or any persons designated by it) each such Development and, as may be necessary to ensure VERISIGN’s ownership of such Developments, I hereby assign any and all rights, title and interest (including, but not limited to, any copyrights and trademarks) in and to the Developments and benefits and/or rights resulting therefrom to VERISIGN and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to VERISIGN. I hereby waive and agree to waive any and all moral rights or similar that I may have in any Developments.

(b)	I shall keep complete notes, data and records of Developments in the manner and form requested by VERISIGN. I will, during my employment and at any time thereafter, at the request and cost of VERISIGN, promptly sign, execute, make and do all such deeds, documents, acts and things as VERISIGN and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of VERISIGN alone (unless VERISIGN otherwise directs) letters patent, copyright, trademark or other analogous protection in any country throughout the world and when so obtained or vested to renew, maintain or restore the same; and (ii) to defend in any judicial, opposition, interference, or other proceedings in respect of such applications and any judicial, opposition, interference or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection; and (iii) to waive any and all moral rights or similar that I may have in any Developments. VERISIGN is under no obligation to procure or protect Developments.

(c)	To the extent I may have incorporated any of my pre-existing materials in the Developments, I hereby grant to VERISIGN the irrevocable, perpetual, non-exclusive, worldwide, royalty-free license to use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon, such pre-existing materials, and to authorize others to do any or all of the foregoing.

(d)	Listed below are titles and identifications of reserved works, if any, that I have previously made, conceived, created, discovered, invented or reduced to practice, and that are expressly excluded from Developments.

3.	I AM NOT BOUND BY OTHER AGREEMENTS.

I hereby represent and warrant that, (i) except as I have disclosed in writing to VERISIGN, I am not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party; (ii) to the best of my knowledge, my performance of all the terms of this Agreement and as an employee of VERISIGN does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with VERISIGN, and I will not knowingly disclose to VERISIGN or induce VERISIGN to use any confidential or proprietary information or material belonging to any previous employer or others; (iii) I have the full right and authority to perform my obligations and grant the rights and licenses granted herein, and I have neither assigned nor otherwise entered into an agreement that would conflict with my obligations under this Agreement. I covenant and agree that I shall not enter into any such agreement.

4.	I WILL ADHERE TO GOVERNMENT OR OTHER THIRD PARTY OBLIGATIONS.

I acknowledge that VERISIGN from time to time may have agreements with other persons or entities or with the United States Government, or agencies thereof, which impose obligations or restrictions on VERISIGN regarding inventions made during the course of work under such agreements or regarding the sensitive nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of VERISIGN under such agreements.

5.	I AM AN EMPLOYEE AT WILL.

I understand and agree that my employment with VERISIGN is not for any definite period of time and that nothing provided for in this Agreement in any way creates an express or implied contract of employment or warranty of any benefits. I further understand that any and all of the rules, policies, wages and benefits referred to in any employee handbook or manual may be unilaterally amended, modified, reduced or discontinued at any time by VERISIGN, in its judgment and discretion. I also agree that either VERISIGN or I can terminate my employment at any time, with or without cause and with or without notice. I understand and agree that no agreement for employment for any specified period of time or contrary in any way to the foregoing is valid unless made in writing and signed by the Chief Executive Officer of VERISIGN or his/her designee.

6.	I WILL NOT SOLICIT VERISIGN’S EMPLOYEE’S.

During the period of my employment, and for a period of one (1) year after the termination or expiration thereof, and without limiting the applicability of any other provisions of this Agreement that are intended to operate after such termination or expiration, I recognize, acknowledge and agree that I will not, directly or indirectly (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), either on my own behalf or as an owner, shareholder, partner, member, participant, officer, director, employee, agent, representative, advisor or consultant of any other individual, entity or enterprise, do or attempt to do any of the following:

(a)	solicit, encourage or induce any current or prospective clients, customers, suppliers, vendors or contractors of VERISIGN to terminate or adversely modify any business relationship with VERISIGN or not to proceed with, enter into, renew or continue any business relationship with VERISIGN, or otherwise interfere with any business relationship between VERISIGN and any such person; or

(b)	solicit, encourage or induce any officer, director, employee, agent, partner, consultant or independent contractor of VERISIGN to terminate any employment or relationship with VERISIGN, employ or engage any such person, or otherwise interfere with or disrupt VERISIGN’s relationship with any such person.

7.	I WILL NOT ENGAGE IN CONFLICTS OF INTEREST.

I recognize, acknowledge and agree to comply with all rules and policies of VERISIGN, including but not limited to those relating to conflicts of interest, and without limiting the generality of the foregoing:

(a)	I will promptly notify VERISIGN of any conflicts of interest or gifts or offers of gifts or remuneration from clients, consultants, customers, suppliers, partners, officers, agents, directors, employees, vendors, contractors or others doing or seeking to do business with VERISIGN, and will not accept such gifts or remuneration; and

(b)	I will promptly inform VERISIGN of any business opportunities coming to my attention that relate to the existing or prospective business of VERISIGN and will not participate in any such opportunities without the prior written consent of VERISIGN.

8.	MISCELLANEOUS.

(a)

This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be excessively broad as to scope, activity, geography, time-period, subject, or otherwise so as to be invalid or unenforceable, I agree that, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the maximum degree necessary to render it valid and enforceable without affecting the rest of this Agreement, and, if such reduction or modification is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefore which will have an effect as close as possible to the invalid or unenforceable provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

(b)	The failure of VERISIGN to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive VERISIGN of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this Agreement shall be binding on VERISIGN unless made in writing and signed by the Chief Executive Officer of VERISIGN or his/her designee.

(c)	The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of VERISIGN and are considered by me to be reasonable for such purpose. I recognize, acknowledge and agree that any breach by me of any of the provisions contained in this Agreement will cause VERISIGN immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of this Agreement by me, in addition to any other remedies it may have at law or in equity, VERISIGN shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief, and VERISIGN is entitled to recover from me the costs and attorneys’ fees it incurs to recover under this Agreement. This provision is not a waiver of any other rights which VERISIGN may have under this Agreement, including the right to recover money damages.

(d)	This Agreement shall be binding upon me and my heirs, successors, assigns, and personal representatives, and will inure to the benefit of VERISIGN, its affiliates, successors and its assigns, that this Agreement is personal to me, and that I may not assign any rights or duties under this Agreement.

(e)	This Agreement contains the entire agreement between me and VERISIGN with respect to the subject matter herein and supersedes all prior agreements, written or oral, between me and VERISIGN relating to the subject matter of this Agreement. All previous discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Chief Executive Officer of VERISIGN or his/her designee. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein, and this Agreement has not been executed in reliance upon any representation or promise except those recited herein. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(f)	I expressly consent to be bound by the provisions of this Agreement for the benefit of VERISIGN or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(g)	This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Virginia, except for provision 8(h). The headings herein are for convenience only and do not limit or restrict the meaning or interpretation of the text of this Agreement.

(h)	Notice to California Employees. Section 2870, subsection (a), of the California Labor Code provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTAND ALL OF ITS TERMS AND CONDITIONS, THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH ANYONE OF MY CHOICE REGARDING THIS AGREEMENT, THAT I AM ENTERING INTO THIS AGREEMENT OF MY OWN FREE WILL, WITHOUT COERCION FROM ANY SOURCE, AND THAT I AGREE TO ABIDE BY ALL OF THE TERMS AND CONDITIONS HEREIN CONTAINED.

William A. Roper, Jr.

Date:

RESERVED INVENTIONS OR WORKS AUTHORED PRIOR TO EMPLOYMENT

Title	Description